Exhibit 99.2

March 11, 2026

Board of Directors

Coterra Energy Inc.

840 Gessner Road, Suite 1400

Houston, TX 77024

Re: Registration Statement on Form S-4 of Coterra Energy Inc., filed March 11, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 1, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Devon Energy Corporation (“Devon”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Coterra Energy Inc. (the “Company”) of the exchange ratio of 0.7000 shares of common stock, par value $0.10 per share, of Devon to be paid to such holders for each Share (other than the Excluded Shares (as defined in the Agreement (as defined below))) pursuant to the Agreement and Plan of Merger, dated as of February 1, 2026 (the “Agreement”), by and among Devon, Cubs Merger Sub, Inc., a wholly-owned subsidiary of Devon, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Coterra’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Coterra Board and its Reasons for the Merger,” “The Merger – Certain Unaudited Forecasted Financial Information” and “The Merger – Opinion of Coterra’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)